                                                                     EXHIBIT 2.3



                  [HALTER FINANCIAL GROUP, INC. LETTERHEAD]

March 15, 1996

Mr. Charles Brister, President
Brister's Thunder Karts, Inc.
Highway 51 South
Roseland, Louisiana 70456

         Re: STOCK PURCHASE AGREEMENT (THE "STOCK PURCHASE AGREEMENT") DATED JANUARY 16, 1996 BY AND AMONG HALTER FINANCIAL GROUP, INC., BRISTER'S THUNDER KARTS, INC., A LOUISIANA CORPORATION AND MR. CHARLES BRISTER

Dear Chuck:

         In accordance with Section 9.11 of the Stock Purchase Agreement, this letter agreement amends the Stock Purchase Agreement as follows:

         1. The Subordinated Promissory Note set forth on Exhibit 2 has been amended to read in its entirety as set forth on Exhibit 2 hereto;

         2. The Non-competition Agreement set forth on Exhibit 4 of the Stock Purchase Agreement has been replaced by the Non-competition agreements set forth on Exhibits 4A and 4B hereto; and

         3. The second to the last sentence of Section 4.1 is hereby amended to read in its entirety as follows:

"Notwithstanding the foregoing, it is expressly acknowledged and agreed that the Company will pay the Shareholder an aggregate of $1,000 per week for the period beginning January 1, 1996 until the Closing Date for services to be rendered to the Company, provided the Shareholder devotes at least 25 hours of service to the Company per week during said period."

         If the foregoing correctly sets forth our understanding, please execute this letter agreement in the space provided below.

Sincerely,

Timothy P. Halter
President
                          AGREED and ACCEPTED on March 15, 1996:

                          By: /s/ CHARLES BRISTER
                              -------------------------------------------------
                              Charles Brister (individually and as
                              President of Brister's Thunder Karts, Inc.)

                                   EXHIBIT 2

EXCEPT AS OTHERWISE PROVIDED HEREIN, THE RIGHTS OF PAYEE (AS HEREINAFTER DEFINED) TO RECEIVE PAYMENT OF ANY PRINCIPAL OR INTEREST ON THIS SUBORDINATED PROMISSORY NOTE IS SUBJECT AND SUBORDINATE TO THE PRIOR PAYMENT OF THE PRINCIPAL OF, (AND PREMIUM, IF ANY) AND THE INTEREST ON, ALL OTHER INDEBTEDNESS OF MAKER (AS HEREINAFTER DEFINED), NOW OUTSTANDING, WHETHER SECURED OR UNSECURED, AND ANY DEFERRALS, RENEWALS, EXTENSIONS OF SUCH INDEBTEDNESS OR ANY DEBENTURES, BONDS, OR NOTES EVIDENCING SUCH INDEBTEDNESS (THE "SENIOR INDEBTEDNESS"). UPON ANY RECEIVERSHIP, INSOLVENCY, ASSIGNMENT FOR THE BENEFIT OF CREDITORS, BANKRUPTCY, REORGANIZATION, SALE OF SUBSTANTIALLY ALL OF THE ASSETS, DISSOLUTION, LIQUIDATION, OR ANY OTHER MARSHALLING OF THE ASSETS AND LIABILITIES OF MAKER OR IF THIS SUBORDINATED PROMISSORY NOTE IS DECLARED DUE AND PAYABLE IN ACCORDANCE WITH ITS TERMS, THEN NO AMOUNT SHALL BE PAID BY MAKER WITH RESPECT TO THE PRINCIPAL AND INTEREST HEREON UNLESS AND UNTIL THE PRINCIPAL OF, AND INTEREST ON, ALL SENIOR INDEBTEDNESS THEN OUTSTANDING IS PAID IN FULL.

                          SUBORDINATED PROMISSORY NOTE

$1,000,000                        Dallas, Texas                   March 15, 1996

         FOR VALUE RECEIVED, the undersigned, Brister's Thunder Karts, Inc., a Louisiana corporation ("Maker"), promises to pay to the order of Charles Brister, an individual residing in the state of Louisiana (together with all subsequent holders of this Note, collectively referred to as "Payee"), the principal sum of One Million Dollars ($1,000,000), payable as provided herein, plus accrued interest on the outstanding principal balance as herein specified.

         The principal and accrued interest thereon shall be due and payable by Maker to the Payee in accordance with the schedule set forth on Exhibit A hereto. All past due interest shall bear interest at the highest rate permitted by applicable law. Principal and accrued interest under this Note, or any portion thereof, may be prepaid without penalty. All payments and prepayments shall be applied first to accrued and unpaid interest, and the balance of any such payments or prepayments shall be applied to outstanding principal in the order of maturity.

         Notwithstanding anything to the contrary contained herein, no provisions of this Note shall require the payment or permit the collection of interest in excess of the maximum rate permitted by applicable law. If any interest in excess of such maximum rate is herein provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this transaction giving rise to the execution hereof, the provisions of this paragraph shall govern and prevail, and neither Maker nor the sureties, guarantors, successors or assigns of Maker shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the maximum rate of interest permitted by applicable law shall be deemed, charged, required or permitted by a court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Maker.

         This Note is secured by a Security Agreement dated the date hereof executed by the Pledgors named therein ("Pledgors") in favor of Payee covering the collateral more fully described on Exhibit B hereto.

         Maker, and any endorser or guarantors of this Note and all other persons who may become liable for all or any part of the obligations represented by this Note, severally waive presentment for payment, protest, notice of protest and of nonpayment, notice of intention to accelerate, and notice of acceleration.

         In the event of default by Maker in the payment of any part of the principal or interest on this Note when due and the continuance thereof for fifteen (15) days following Maker's and Pledgors' receipt of written notice of such default, the entire unpaid balance of principal and accrued interest on this Note shall, at the option of Payee, become immediately due and payable. Failure by the holder to exercise any option upon one (1) default will not constitute a waiver thereof or the waiver of the right to exercise such option in the event of a subsequent default. If after default this Note is placed in the hands of an attorney for collection or is collected through judicial proceedings, Maker shall pay, in addition to the sums referred to above, a reasonable sum as collection or attorneys' fees and all other costs incurred by the holder in collection of the unpaid amounts due hereunder.

         In addition, in the event that the parent company of Maker, Karts International Incorporated, successfully completes an underwritten public offering of its common stock, the entire unpaid balance of principal and accrued interest on this Note shall, at the option of Payee, become immediately due and payable.

         This Note is made and is performable in Dallas, Dallas County, Texas. This Note shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.

         IN WITNESS WHEREOF, the undersigned has executed this Note as of the 15th day of March, 1996.

                                           BRISTER'S THUNDER KARTS, INC.

                                           By: /s/ V. LYNN GRAYBILL
                                               --------------------------------
                                               V. Lynn Graybill, President

                                   EXHIBIT A

                                PAYMENT SCHEDULE

         The following annualized amounts shall be paid in equal quarterly payments during the years set forth below beginning on June 15, 1996:

                                                       Principal   Total Amount
   Year       Interest Rate (%)     Interest Payable    Payable       Payable
   ----       -----------------     ----------------   ---------   ------------
1996-1997            8               $  80,00           $      0     $ 80,000

1997-1998            9                 90,000                  0       90,000

1998-1999           10                100,000                  0      100,000

1999-2000           11                110,000            250,000      360,000

2000-2001           12                 90,000            250,000      340,000

2001-2002           13                 65,000            250,000      315,000

2002-2003           14                 35,000            250,000      285,000

                                   EXHIBIT B

                                   COLLATERAL

                               Number of Shares   Market Price    Aggregate
         Company               of Common Stock     Per Share     Market Value
         -------               ----------------   ------------  -------------
Hunter Resources, Inc.             1,000,000        $  .50      $  500,000.00

NewCare Health Corporation           196,464         2.545         500,000.88

                                                    TOTAL       $1,000,000.88

                                                                      EXHIBIT 4A

                           NON-COMPETITION AGREEMENT

         THIS NON-COMPETITION AGREEMENT (the "Agreement") is made and entered into as of the 15th day of March, 1996, by and between Karts International Incorporated. a Nevada corporation (the "Company") and Charles Brister ("Brister"), an individual residing in the state of Louisiana.

         WHEREAS, Brister's Thunder Karts, Inc. ("BTK") is a Louisiana corporation engaged in the business of designing, manufacturing, marketing and distributing go karts;

         WHEREAS, Brister, the sole shareholder of BTK, has entered into that Stock Purchase Agreement dated the date hereof by and among Halter Financial Group, Inc., BTK and Brister whereby Halter Financial Group, Inc. will cause the Company to acquire all of the issued and outstanding capital stock of BTK from Brister; and

         WHEREAS, as a condition to closing the transactions contemplated by such Stock Purchase Agreement, Brister is obligated to enter into this Agreement.

         NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

         1.      COVENANT NOT TO COMPETE: CONFIDENTIALITY

         (a) Covenant Not to Compete. Except as provided herein and in that Licensing Agreement dated the date hereof by and between Brister and the Company, during a period of five years from the date hereof (the "Term"), Brister shall not, within any jurisdiction in which the Company, BTK or any subsidiary or affiliate thereof (collectively referred to herein as the "Company") is duly qualified to do business or within any marketing area in which the Company is doing a substantial amount of business, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type and character engaged in and competitive with that conducted by the Company. For these purposes, Brister's ownership of securities of a public company not in excess of one percent of any class of such securities shall not be considered to be in competition with the Company. This Section 1 shall not apply to Mr. Brister's activities in the State of Louisiana, which shall be governed by that Non-competition Agreement (Louisiana Only) dated the date hereof by and between the parties hereto and by the laws of the State of Louisiana.

                 In addition, during the same Term, Brister agrees to refrain from interfering with the employment relationship between the Company and its other employees by soliciting any of such individuals to participate in other business ventures and agrees to refrain from soliciting business from any client or prospective client of the Company for Brister or for any entity in which Brister has an interest.

                 It is the desire and intent of the parties that the provisions of this Section 1 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that the covenants hereunder shall be adjudicated to be invalid or unenforceable in any one such jurisdiction, this Section 1 shall be deemed amended to delete therefrom or reform the portion thus adjudicated to be invalid or unenforceable, such deletion or reformation to apply only with respect to the operation of this
         Section 1 in the particular jurisdiction in which such adjudication is made. Moreover, each provision of this Agreement is intended to be severable; and in the event that any one or more of the provisions contained in this Agreement shall for any reason be adjudicated to be invalid or unenforceable in any jurisdiction, the same shall not affect the validity or enforceability of any other provisions of this Agreement in that jurisdiction, but this Agreement shall be construed in such jurisdiction as if such invalid or unenforceable provision had never been contained therein.

         (b) Confidentiality. Brister agrees that he will not divulge to anyone (other than the Company or any persons employed or designated by the Company) any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company (unless readily ascertainable from public or published information), including, without limitation, discoveries, ideas, designs, specifications, drawings, techniques, models, data, programs, documentation, processes, know-how, customer lists, marketing plans, and financial and technical information. Brister further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature without the prior written consent of the Company. Notwithstanding the foregoing, Brister may disclose to third parties certain types of intellectual property that he owns subject to the terms and conditions of that Licensing Agreement dated the date hereof by and between Brister and the Company.

         2. BREACH BY BRISTER. In the event of the breach by Brister of the terms and conditions of this Agreement to be performed by Brister, or in the event Brister performs services for any person, firm or corporation engaged in a competing line of business with the Company, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by Brister, or to enjoin Brister from performing services for any such other person, firm or corporation.

         3. ASSIGNMENT. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company. In the event of any attempted assignment or transfer of rights hereunder contrary to the provisions hereof, the Company shall have no further liability for payments hereunder.

         4. CAPTIONS. This Agreement contains the entire agreement between the parties. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought, and consented to in writing by the Company. Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement.

         5. SEPARATE COUNSEL. Brister hereby expressly acknowledges that he has been advised that he has not been represented by Halter Financial Group, Inc.'s or the Company's attorneys in this matter and has been advised and urged to seek separate legal counsel for advice in this matter.

         6. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, The Company has by its appropriate officer signed this Agreement, and Brister has signed this Agreement, on and as of the date first above written.

                                  KARTS INTERNATIONAL INCORPORATED

                                  By:
                                      ----------------------------------------
                                      Name:
                                            ----------------------------------
                                      Title:
                                            ----------------------------------


                                  --------------------------------------------
                                  Charles Brister, individually

                                                                      EXHIBIT 4B

                           NON-COMPETITION AGREEMENT
                                (LOUISIANA ONLY)

         THIS NON-COMPETITION AGREEMENT (the "Agreement") is made and entered into as of the 15th day of March, 1996, by and between Karts International Incorporated, a Nevada corporation (the "Company") and Charles Brister ("Brister"), an individual residing in the state of Louisiana.

         WHEREAS, Brister's Thunder Karts, Inc. ("BTK") is a Louisiana corporation engaged in the business of designing, manufacturing, marketing and distributing go karts;

         WHEREAS, Brister, the sole shareholder of BTK, has entered into that Stock Purchase Agreement dated the date hereof by and among Halter Financial Group, Inc., BTK and Brister whereby Halter Financial Group, Inc. will cause the Company to acquire all of the issued and outstanding capital stock of BTK from Brister;

         WHEREAS, the transactions contemplated by the Stock Purchase Agreement include the acquisition of the goodwill of BTK; and

         WHEREAS, as a condition to closing the transactions contemplated by such Stock Purchase Agreement, Brister is obligated to enter into this Agreement.

         NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

         1. COVENANT NOT TO COMPETE. Except as provided in that Licensing Agreement dated the date hereof by and between Brister and the Company, during a period of two years from the date hereof (the "Term"), Brister shall not, within the Parishes located in the State of Louisiana listed on Annex A hereto (the "Area"), so long as the Company engages in or carries on any like business in the Area, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type and character engaged in and competitive with that conducted by the Company. For these purposes, Brister's ownership of securities of a public company not in excess of one percent of any class of such securities shall not be considered to be in competition with the Company. Brister hereby acknowledges and represents that the Company engages in business in all of the Parishes listed on Annex A hereto.

         In addition, during the same Term, Brister agrees to refrain from interfering with the employment relationship between the Company and its other employees by soliciting any of such individuals to participate in other business ventures and agrees to refrain from soliciting business from any client or prospective client of the Company for Brister or for any entity in which Brister has an interest.

         The parties acknowledge that Brister's business in other areas and the benefits to the Company derived pursuant to the Agreement are such that the restrictions appearing in this Section 1 will not impair Mr. Brister's ability to earn a livelihood.

         It is the desire and intent of the parties that the provisions of this
Section 1 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that the covenants hereunder shall be adjudicated to be invalid or unenforceable in any one such jurisdiction, this
Section 1 shall be deemed amended to delete therefrom or reform the portion thus adjudicated to be invalid or unenforceable, such deletion or reformation to apply only with respect to the operation of this Section I in the particular jurisdiction in which such adjudication is made. Moreover, each provision of this Agreement is intended to be severable; and in the event that any one or more of the provisions contained in this Agreement shall for any reason be adjudicated to be invalid or unenforceable in any jurisdiction, the same shall not affect the validity or enforceability of any other provisions of this Agreement in that jurisdiction, but this Agreement shall be construed in such jurisdiction as if such invalid or unenforceable provision had never been contained therein.

         2. BREACH BY BRISTER. In the event of the breach by Brister of the terms and conditions of this Agreement to be performed by Brister, or in the event Brister performs services for any person, firm or corporation engaged in a competing line of business with the Company, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by Brister, or to enjoin Brister from performing services for any such other person, firm or corporation.

         3. ASSIGNMENT. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company. In the event of any attempted assignment or transfer of rights hereunder contrary to the provisions hereof, the Company shall have no further liability for payments hereunder.

         4. CAPTIONS. This Agreement contains the entire agreement between the parties. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought, and consented to in writing by the Company. Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement.

         5. SEPARATE COUNSEL. Brister hereby expressly acknowledges that he has been advised that he has not been represented by Halter Financial Group, Inc.'s or the Company's attorneys in this matter and has been advised and urged to seek separate legal counsel for advice in this matter.

         6. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

     IN WITNESS WHEREOF. The Company, has by its appropriate officer signed this Agreement, and Brister has signed this Agreement, on and as of the date first above written.

                                  KARTS INTERNATIONAL INCORPORATED


                                  By:
                                      ----------------------------------------
                                      Name:
                                            ----------------------------------
                                      Title:
                                            ----------------------------------


                                  --------------------------------------------
                                  Charles Brister, individually




                                      3